Exhibit 5.5

[Letterhead of Morgan & Morgan]

June 22, 2007

Messrs.

Navios Maritime Holdings Inc.

85 Akti Miaouli Street

Piraeus, Greece 185 38

Re:	White Narcissus Marine S.A.

Ladies and Gentlemen:

We are licensed to practice law in the Republic of Panama and are members in good standing under the laws of the Republic of Panama.

We have acted as Panamanian counsel to White Narcissus Marine S.A., a Panamanian company (the “Covered Guarantor”) and an indirect subsidiary of NAVIOS MARITIME HOLDINGS INC. (“the Company”) in connection with the Company’s offer to exchange up to $300,000,000 in aggregate principal amount of its new 9½% Senior Notes due 2014 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9½% Senior Notes due 2014 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

In connection herewith we have examined originals or copies of:

1.

the Indenture dated December 18, 2006 together with the Supplemental Indenture dated February 22, 2007, the Second Supplemental Indenture, dated March 8, 2007, and the Third Supplemental Indenture, dated May 2, 2007, between the Company, the Guarantors and Wells Fargo Bank, N.A., as Trustee with respect to the 9½% Senior Notes due 2014;

2.	the Notes; and
3.	the Notations of Guarantee (as defined in the Indenture).

The documents referred to in Items 1, 2 and 3 are collectively referred to as the “Documents.”

We have also examined and relied upon originals, or copies certified to our satisfaction, of all such records, documents, certificates of officers of the Covered Guarantor and of public officials and such other instruments, and made such other inquiries as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Documents and certificates of officers of the Covered Guarantor. We have further assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us.

Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of Panama are concerned:

(i)	The Covered Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Republic of Panama.
(ii)	The Covered Guarantor has full power, authority and legal right to execute, deliver and perform its obligations under the Documents.
(iii)	The Covered Guarantor has duly authorized, executed and delivered the Documents.
(iv)

No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Covered Guarantor under the laws of the Republic of Panama in connection with its execution and delivery of the Documents or the performance by it of its obligations thereunder other than those that have been obtained or made.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,
Morgan & Morgan

/s/ Luis Miguel Hincapié